UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*


                                   Knoll, Inc.
                                   -----------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    498904200
                                    ---------
                                 (CUSIP Number)

                                December 31, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------              ------------------------

CUSIP No.  498904200                      13G       Page  2 of  8  Pages
------------------------------------              ------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures, L.P. - (IRS Identification No. 13-3784037)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             29,323,884
     OWNED BY
       EACH             ------ -------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            29,323,884

---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           29,323,884
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [  ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           61.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------------              ------------------------

CUSIP No.  498904200                     13G       Page  3 of  8  Pages
------------------------------------              ------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus & Co. - (IRS Identification No. 13-6358475)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            544,068
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             29,323,884
     OWNED BY
       EACH            ------ --------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 544,068

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            29,323,884
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           29,867,952
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [  ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           62.4%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------------              ------------------------

CUSIP No.  498904200                      13G       Page  4 of  8  Pages
------------------------------------               ------------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus LLC - (IRS Identification No. 13-3536050)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0

                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             29,867,952
     OWNED BY
       EACH            ------ --------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            29,867,952
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           29,867,952
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [  ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           62.4%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):          Name of Issuer:
                    ---------------

                    Knoll, Inc., a Delaware corporation (the "Company").

Item 1(b):          Address of Issuer's Principal Executive Offices:
                    ------------------------------------------------

                    1235 Water Street
                    East Greenville, PA 1804

Item 2(a) and (b):  Name of Person Filing; Address of Principal Business Office
                    -----------------------------------------------------------
                    or, if None, Residence:
                    -----------------------

                    This statement is being filed by and on behalf of: (a) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"), (b) Warburg Pincus & Co., a New York general partnership ("WPC"), and (c) Warburg Pincus LLC, a New York limited liability company ("WPLLC"), which manages WPV. WPC is the sole general partner of WPV. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(c):          Citizenship:
                    ------------

                    WPV is a Delaware limited partnership

                    WPC is a New York general partnership

                    WPLLC is a New York limited liability company

Item 2(d):          Title of Class of Securities:
                    -----------------------------

                    Common Stock, $0.01 par value (the "Common Stock")

Item 2(e):          CUSIP Number:
                    -------------

                    498904200

Item 3:             If this statement is filed pursuant to
                    ------------------------------------------
                    ss.ss.240.13d-1(b) or 240.13d-2(b) or (c),
                    ------------------------------------------
                    check whether the person is filing as a:
                    ------------------------------------------

                    (a)[ ] Broker or dealer registered under section 15 of the
                           Act (15 U.S.C.78o).
                    (b)[ ] Bank as defined in section 3(a)(6) of the Act
                           (15 U.S.C. 78c).
                    (c)[ ] Insurance company as defined in section 3(a)(19)
                           of the Act (15 U.S.C. 78c).
                    (d)[ ] Investment  company  registered  under  section 8 of the  Investment Company Act of 1940 (15 U.S.C. 80a-8)
                    (e)[ ] An investment adviser in accordance with ss. 240.13d-
                           1(b)(1)(ii)(E).
                    (f)[ ] An  employee  benefit plan or  endowment fund in
                           accordance with ss. 240.13d-1(b)(1)(ii)(F).
                    (g)[ ] A parent holding company or control person in
                           accordance with ss. 240.13d-1(b)(1)(ii)(G).

                    (h)[ ] A savings  association as defined in Section 3(b) of the Federal  Deposit Insurance Act (12 U.S.C. 1813).
                    (i)[ ] A church  plan that is  excluded  from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                    (j)[ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

                    Not applicable.

Item 4:             Ownership by WPV:
                    -----------------

                    (a) Amount beneficially owned: 29,323,884 shares of Common
                        Stock

                    (b) Percent of class: 61.2%

                    (c) Number of shares as to which the person has:

                        (i)   Sole power to vote or direct the vote: 0
                        (ii)  Shared power to vote or direct the vote:
                              29,323,884
                        (iii) Sole power to dispose or direct the disposition
                              of: 0
                        (iv) Shared power to dispose or direct the disposition of: 29,323,884


                   Ownership by WPC:
                   -----------------

                   (a) Amount beneficially owned: 29,867,952 shares of Common Stock

                   (b)  Percent of class: 62.4%

                   (c)  Number of shares as to which the person
has:

                        (i)   Sole power to vote or direct the  vote: 544,068
                        (ii)  Shared power to vote or direct the vote:
                              29,323,884
                        (iii) Sole power to dispose or direct the disposition
                              of: 544,068
                        (iv) Shared power to dispose or direct the disposition of: 29,323,884

                   Ownership by WPLLC:
                   -------------------

                   (a) Amount beneficially owned: 29,867,952 shares of Common Stock

                   (b)   Percent of class: 62.4%

                   (c)   Number of shares as to which the person has:

                        (i)   Sole power to vote or direct the vote: 0
                        (ii)  Shared power to vote or direct the vote:
                              29,867,952
                        (iii) Sole power to dispose or direct the disposition
                               of: 0
                        (iv) Shared power to dispose or direct the disposition of: 29,867,952

Item 5:            Ownership of Five Percent or Less of a Class:
                   --------------------------------------------

                   Not applicable.

Item 6:            Ownership of More than Five Percent on Behalf of Another
                   --------------------------------------------------------
                   Person:
                   -------

                   Not applicable.

Item 7:            Identification and Classification of the Subsidiary Which
                   ---------------------------------------------------------
                   Acquired the Security Being Reported on by the Parent
                   -----------------------------------------------------
                   Holding Company:
                   ----------------

                   Not applicable.

Item 8:            Identification and Classification of Members of the Group:
                   ---------------------------------------------------------

                   WPV, WPC and WPLLC are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. This agreement among WPV, WPC and WPLLC to file jointly is attached hereto as Exhibit A. Each of WPV, WPC and WPLLC disclaims beneficial ownership of all of the Common Shares, other than those reported herein as being owned by it.

Item 9:            Notice of Dissolution of Group:
                   -------------------------------

                   Not applicable.

Item 10:           Certification:
                   --------------

                   Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 8, 2005

                                       WARBURG, PINCUS VENTURES, L.P.

                                       By:  Warburg Pincus & Co.
                                            its General Partner

                                       By:      /s/ Scott A. Arenare
                                                --------------------------------
                                                Name:  Scott A. Arenare
                                                Title: Partner



                                       WARBURG PINCUS & CO.


                                       By:      /s/ Scott A. Arenare
                                                --------------------------------
                                                Name:  Scott A. Arenare
                                                Title: Partner



                                       WARBURG PINCUS LLC


                                       By:      /s/ Scott A. Arenare
                                                --------------------------------
                                                Name:  Scott A. Arenare
                                                Title: Managing Director